EXHIBIT  2

FROM:  "peter miao"
TO:  <Reid Li>
CC:  <Eric Fletcher>
SENT:  Saturday, April 03, 2004 08:05:59 GMT
SUBJECT:  resignation
Hi  Reid:
This is to confirm my resignation. I am grateful for your kindness to ask me to stay. But owing to some personal situation, I had to leave the company.
Thanks and best wishes,
Miao Hai Hang.


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